Exhibit 99.1
HARLAND CLARKE HOLDINGS CORP.
REPORTS FULL YEAR AND FOURTH QUARTER 2010 RESULTS
Harland Clarke Holdings Corp. to Participate in M & F Worldwide Corp.
Conference Call on March 16, 2011
     San Antonio, TX — March 4, 2011 — Harland Clarke Holdings Corp. (“Harland Clarke Holdings” or the “Company”) today reported results for the fourth quarter and year ended December 31, 2010. In addition to the Harland Clarke Holdings Annual Report on Form 10-K filed with the Securities and Exchange Commission today, Harland Clarke Holdings’ financial results are also consolidated in the Annual Report on Form 10-K filed today by M & F Worldwide Corp. (“M & F Worldwide”) (NYSE: MFW), which is the indirect parent company of Harland Clarke Holdings.
     M & F Worldwide will host a conference call to discuss its fourth quarter and full year 2010 results on March 16, 2011, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (800) 553-0326 in the United States and (612) 332-0636 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 193239. The replay will be available from 11:00 a.m. (EDT) Wednesday, March 16, 2011, through 11:59 p.m. (EDT) Wednesday, March 30, 2011.
2010 Highlights
•	Net revenues of $1,671.2 million, down $41.1 million, or 2.4%, as compared to 2009.

•	Operating income of $296.7 million, up $46.4 million, or 18.5%, as compared to 2009. Operating income for 2009 included a $44.2 million non-cash write-down of the value of the Harland Clarke tradename.

•	Net income of $114.2 million, up $2.1 million, or 1.9%, as compared to 2009. Net income for 2009 included a $65.0 million ($40.1 million after tax) gain on early extinguishment of debt, partially offset by the $44.2 million ($27.0 million after tax) non-cash write-down of the value of the Harland Clarke tradename. The increase in net income for 2010 also reflects a $21.4 million ($13.3 million after tax) decrease in interest expense..
Full Year 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $41.1 million, or 2.4%, to $1,671.2 million for 2010 from $1,712.3 million for 2009. The decrease was primarily due to volume declines for the Harland Clarke and Scantron segments, partially offset by revenues from Harland Clarke’s 2009 acquisitions of Protocol IMS and SubscriberMail, as well as increased revenues for the Harland Financial Solutions segment.
     Operating income increased by $46.4 million, or 18.5%, to $296.7 million for 2010 from $250.3 million for 2009. The increase was primarily due to a $40.7 million decrease in asset impairment charges, labor cost reductions resulting from restructuring activities and a $10.2 million decrease in restructuring costs, partially offset by volume declines for the Harland Clarke and Scantron segments and an increase in amortization expense of $6.3 million resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009 for the Harland Clarke and Harland Financial Solutions segments.
     Net income increased by $2.1 million, or 1.9%, to $114.2 million for 2010 from $112.1 million for 2009. The increase was primarily due to the $46.4 million ($28.8 million after tax) increase in operating income and a $21.4 million ($13.3 million after tax) decrease in interest expense due to lower effective interest rates and a decrease in total debt outstanding, substantially offset by a $65.0 million ($40.1 million after tax) reduction in gains on early extinguishment of debt.
     Adjusted EBITDA decreased by $8.5 million, or 1.7%, to $484.8 million for 2010 from $493.3 million for 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results
     Net revenues for the Harland Clarke segment decreased by $34.8 million, or 2.8%, to $1,191.2 million in 2010 from $1,226.0 million in 2009. The decrease was primarily due to volume declines in check and related products, the loss of a client and a decrease in revenues per unit, partially offset by a $27.0 million increase in revenues from businesses acquired in 2009, the addition of new clients, and a one-time payment resulting from the loss of a client. Revenues from new client additions more than offset lost revenues from client losses. Operating income for the Harland Clarke segment increased by $42.2 million, or 21.6%, to $238.0 million in 2010 from $195.8 million in 2009. The increase in operating income was primarily due to a $29.9 million decrease in asset impairment charges, as well as labor cost reductions and decreases in depreciation and occupancy expenses, primarily resulting from restructuring activities, a $13.4 million decrease in restructuring costs, and a one-time payment resulting from the loss of a client. These were partially offset by volume declines, an increase in amortization expense of $4.6 million resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009, and costs in connection with investments in growth initiatives. Operating income for 2010 and 2009 includes restructuring costs of $12.3 million and $25.7 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $3.8 million, or 1.4%, to $282.7 million in 2010 from $278.9 million in 2009. Increases in term license, maintenance, outsourced host processing revenues and early termination fees as well as revenues from the Parsam acquisition were partially offset by decreases in other license revenues and hardware sales. Operating income for the Harland Financial Solutions segment increased by $15.8 million, or 48.2%, to $48.6 million in 2010 from $32.8 million in 2009. The increase in operating income was primarily due to a $10.6 million decrease in asset impairment charges, increased revenues, a $2.4 million decrease in compensation expense related to an incentive agreement from an acquisition, labor cost reductions resulting from restructuring activities, and a $1.0 million decrease in restructuring costs. These changes were partially offset by a $1.7 million increase in amortization expense resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009. Operating income for 2010 includes charges of $1.1 million for compensation expense related to an incentive agreement from an acquisition and $2.8 million for restructuring costs. Operating income for 2009 includes charges of $3.5 million for compensation expense related to an incentive agreement from an acquisition and $3.8 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $4.3 million, or 2.1%, to $203.7 million in 2010 from $208.0 million in 2009. The decrease was primarily due to declines in forms, hardware and service maintenance revenues, partially offset by increases in revenues from web-based products and services for the education market, sales of a solution that assists financial institutions with the implementation of changes to federal regulations regarding overdraft services provided to financial institution customers and revenues from the acquisition of Spectrum K12 School Solutions in July 2010. Operating income for the Scantron segment decreased by $9.2 million, or 26.7%, to $25.3 million in 2010 from $34.5 million in 2009. The decrease in operating income was primarily due to a $4.2 million increase in restructuring costs, volume declines, and costs incurred in connection with investments in growth initiatives in 2010, partially offset by labor cost reductions resulting from restructuring activities and decreases in integration expenses. Operating income for 2010 and 2009 includes restructuring costs of $7.2 million and $3.0 million, respectively.
Fourth Quarter 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $15.2 million, or 3.6%, to $406.4 million for the fourth quarter of 2010 from $421.6 million for the fourth quarter of 2009. The decrease was primarily due to volume declines and decreased revenues per unit for the Harland Clarke segment, partially offset by a $4.3 million increase in revenues from Harland Clarke’s 2009 acquisitions of Protocol IMS and SubscriberMail, as well as increased revenues for the Harland Financial Solutions and Scantron segments.
     Operating income increased by $33.7 million to $68.2 million for the fourth quarter of 2010 from $34.5 million for the fourth quarter of 2009. The increase was primarily due to a $43.0 million decrease in asset impairment charges, partially offset by volume declines and decreased revenues per unit for the Harland Clarke segment and a $3.6 million increase in restructuring charges.
     Net income increased by $22.9 million to $26.4 million for the fourth quarter of 2010 from $3.5 million for the fourth quarter of 2009. The increase was primarily due to the $33.7 million ($20.9 million after tax) increase in operating income and a $3.0 million ($1.9 million after tax) decrease in interest expense, partially offset by a $3.0 million ($1.9 million after tax) reduction in gains on early extinguishment of debt.

     Adjusted EBITDA decreased by $7.1 million, or 5.7%, to $117.1 million for the fourth quarter of 2010 from $124.2 million for the fourth quarter of 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $15.3 million, or 5.1%, to $284.3 million for the fourth quarter of 2010 from $299.6 million for the fourth quarter of 2009. The decrease was primarily due to volume declines in check and related products, the loss of a client and a decrease in revenues per unit, partially offset by a $4.3 million increase in revenues from businesses acquired in 2009 and the addition of new clients. Revenues from new client additions more than offset lost revenues from client losses. Operating income for the Harland Clarke segment increased by $31.9 million, or 137.5%, to $55.1 million for the fourth quarter of 2010 from $23.2 million for the fourth quarter of 2009. The increase in operating income was primarily due to a $32.2 million decrease in asset impairment charges, as well as labor cost reductions and decreases in depreciation and occupancy expenses primarily resulting from restructuring activities, and decreases in general overhead expenses. These changes were partially offset by volume declines, a decrease in revenues per unit, and a $0.9 million increase in restructuring costs. Operating income for the fourth quarter of 2010 and 2009 includes restructuring costs of $4.8 million and $3.9 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $0.3 million, or 0.4%, to $72.4 million for the fourth quarter of 2010 from $72.1 million for the fourth quarter of 2009. Increases in maintenance, outsourced host processing, term license and other license revenues were partially offset by a decrease in hardware sales. Operating income for the Harland Financial Solutions segment increased by $7.3 million, or 155.3%, to $12.0 million for the fourth quarter of 2010 from $4.7 million for the fourth quarter of 2009. The increase in operating income was primarily due to a $10.6 million decrease in asset impairment charges and a $0.6 million reduction in compensation expense related to an incentive agreement, partially offset by a $2.5 million increase in restructuring costs. Operating income for the fourth quarter of 2010 includes $2.2 million for restructuring costs. Operating income for the fourth quarter of 2009 includes charges of $0.6 million for compensation expense related to an incentive agreement from an acquisition and $(0.3) million for restructuring costs.
     Net revenues for the Scantron segment increased by $0.2 million, or 0.4%, to $50.2 million for the fourth quarter of 2010 from $50.0 million for the fourth quarter of 2009. The increase was primarily due to the acquisition of Spectrum K12 School Solutions in July 2010, higher revenue from web-based products and services for the education market and an increase in revenue from installation contracts. These increases were partially offset by declines in hardware, service maintenance and forms revenues. Operating income for the Scantron segment decreased by $3.6 million, or 36.4%, to $6.3 million for the fourth quarter of 2010 from $9.9 million for the fourth quarter of 2009. The decrease in operating income was primarily due to costs incurred in connection with investments in growth initiatives in 2010.
About Harland Clarke Holdings
     Harland Clarke Holdings has three business segments, which are operated by Harland Clarke, Harland Financial Solutions and Scantron. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond Harland Clarke Holdings’ control. All statements other than statements of historical facts included in this press release, including those regarding Harland Clarke Holdings’ strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although Harland Clarke Holdings believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in Harland Clarke Holdings’

Securities and Exchange Commission filings and others, the following factors may cause Harland Clarke Holdings’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) Harland Clarke Holdings’ substantial indebtedness; (2) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (3) covenant restrictions under Harland Clarke Holdings’ indebtedness that may limit its ability to operate its business and react to market changes; (4) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (5) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which Harland Clarke Holdings depends, resulting in decreased revenues and/or pricing pressure; (6) the ability to retain Harland Clarke Holdings’ clients; (7) the ability to retain Harland Clarke Holdings’ key employees and management; (8) lower than expected cash flow from operations; (9) significant increases in interest rates; (10) intense competition in all areas of Harland Clarke Holdings’ business; (11) interruptions or adverse changes in Harland Clarke Holdings’ supplier relationships, technological capacity, intellectual property matters, and applicable laws; (12) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (13) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (14) Harland Clarke Holdings’ ability to successfully integrate and manage acquisitions; (15) Harland Clarke Holdings’ ability to achieve vendor-specific objective evidence for software businesses we have acquired or will acquire, which could affect the timing of recognition of revenue; (16) Harland Clarke Holdings’ ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (17) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings servicing its debt obligations; and (18) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.
     You should read carefully the factors described in Harland Clarke Holdings’ Annual Report on Form 10-K for the year ended December 31, 2010 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, Harland Clarke Holdings presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding Harland Clarke Holdings that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). Harland Clarke Holdings presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Harland Clarke Holdings’ industries.
     Harland Clarke Holdings believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, Harland Clarke Holdings utilizes EBITDA when interpreting operating trends and results of operations of its business.
     Harland Clarke Holdings also uses EBITDA for the following purposes: Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. Harland Clarke Holdings’ executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by Harland Clarke Holdings and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Harland Clarke Holdings to invest in the growth of its business.

     In addition, in evaluating EBITDA, you should be aware that in the future Harland Clarke Holdings may incur expenses such as those excluded in calculating it. Harland Clarke Holdings’ presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect Harland Clarke Holdings’ cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, Harland Clarke Holdings’ working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Harland Clarke Holdings’ debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in Harland Clarke Holdings’ statements of cash flows; and

•	other companies in Harland Clarke Holdings’ industries may calculate EBITDA differently from Harland Clarke Holdings, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of Harland Clarke Holdings’ business or as a measure of cash that will be available to Harland Clarke Holdings to meet its obligations. You should compensate for these limitations by relying primarily on Harland Clarke Holdings’ GAAP results and using EBITDA only supplementally.
     Harland Clarke Holdings presents Adjusted EBITDA as a supplemental measure of its performance. Harland Clarke Holdings prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of Harland Clarke Holdings’ ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, asset impairment charges, deferred purchase price compensation related to an acquisition and certain acquisition accounting adjustments. You are encouraged to evaluate each adjustment and the reasons Harland Clarke Holdings considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, Harland Clarke Holdings may incur expenses, including cash expenses, similar to the adjustments in this presentation. Harland Clarke Holdings’ presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Pete Fera
(210) 697-1208
- tables to follow -

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Income
(in millions)

	(unaudited)
	Three Months Ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Product revenues, net	$329.0	$345.8	$1,344.8	$1,413.0
Service revenues, net	77.4	75.8	326.4	299.3

Total net revenues	406.4	421.6	1,671.2	1,712.3
Cost of products sold	190.4	205.6	787.3	845.6
Cost of services provided	40.3	37.8	171.3	152.1

Total cost of revenues	230.7	243.4	958.6	997.7

Gross profit	175.7	178.2	712.6	714.6
Selling, general and administrative expenses	99.2	96.0	389.9	387.4
Asset impairment charges	1.2	44.2	3.7	44.4
Restructuring costs	7.1	3.5	22.3	32.5

Operating income	68.2	34.5	296.7	250.3
Interest income	0.2	0.2	0.7	1.0
Interest expense	(27.6)	(30.6)	(115.5)	(136.9)
Gain on early extinguishment of debt	—	3.0	—	65.0
Other income, net	—	0.1	0.1	0.1

Income before income taxes	40.8	7.2	182.0	179.5
Provision for income taxes	14.4	3.7	67.8	67.4

Net income	$26.4	$3.5	$114.2	$112.1

Harland Clarke Holdings Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Net revenues
Harland Clarke segment	$284.3	$299.6	$1,191.2	$1,226.0
Harland Financial Solutions segment	72.4	72.1	282.7	278.9
Scantron segment	50.2	50.0	203.7	208.0
Eliminations	(0.5)	(0.1)	(6.4)	(0.6)

Total net revenues	$406.4	$421.6	$1,671.2	$1,712.3

Operating income
Harland Clarke segment	$55.1	$23.2	$238.0	$195.8
Harland Financial Solutions segment	12.0	4.7	48.6	32.8
Scantron segment	6.3	9.9	25.3	34.5
Corporate	(5.2)	(3.3)	(15.2)	(12.8)

Total operating income	$68.2	$34.5	$296.7	$250.3

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income	$26.4	$3.5	$114.2	$112.1
Interest expense, net	27.4	30.4	114.8	135.9
Provision for income taxes	14.4	3.7	67.8	67.4
Depreciation and amortization	39.4	41.3	157.9	162.1

EBITDA	107.6	78.9	454.7	477.5
Adjustments:
Restructuring costs (a)	7.1	3.5	22.3	32.5
Deferred purchase price compensation (b)	0.1	0.6	1.4	3.5
Asset impairment charges (c)	1.2	44.2	3.7	44.4
Gain on early extinguishment of debt (d)	—	(3.0)	—	(65.0)
Impact of acquisition accounting adjustments (e)	1.1	—	2.7	0.4

Adjusted EBITDA	$117.1	$124.2	$484.8	$493.3

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses.

(b)	Reflects charges accrued under deferred purchase price agreements required to be recorded as compensation expense resulting from acquisitions.

(c)	Reflects non-cash impairment charges from the write-down of assets.

(d)	Reflects gains from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects the non-cash fair value deferred revenue adjustments related to acquisition accounting.